Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, dated July 9, 2010 (including amendments thereto), with respect to the securities of Furiex Pharmaceuticals, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: July 9, 2010	KINGSTOWN CAPITAL MANAGEMENT L.P.

	By:	Kingstown Management GP LLC
its general partner

	By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KINGSTOWN MANAGEMENT GP LLC

By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KINGSTOWN PARTNERS MASTER LTD.

By:	/s/ Michael Blitzer
Michael Blitzer Director

/s/ Michael Blitzer
MICHAEL BLITZER

/s/ Guy Shanon
GUY SHANON